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                                                                      EXHIBIT 12


                         RAYONIER INC. AND SUBSIDIARIES

                       RATIO OF EARNINGS TO FIXED CHARGES

                                   (UNAUDITED)
                             (THOUSANDS OF DOLLARS)



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
                                                         Nine Months
                                                     Ended September 30,
                                                     -------------------
                                                    1995            1994
                                                  --------        --------
Earnings:
Net Income                                        $108,525        $ 52,238
Add:
 Income Taxes                                       51,358          28,200
 Minority Interest                                  21,039          24,861
 Amortization of Capitalized Interest                1,233           1,059
                                                  --------        --------
                                                   182,155         106,358

Adjustments to Earnings for Fixed Charges:
 Interest and Other Financial Charges               26,054          22,881
 Interest Factor Attributable to Rentals             1,107           1,320
                                                  --------        --------
                                                    27,161          24,201
                                                  --------        --------
EARNINGS AS ADJUSTED                              $209,316        $130,559
                                                  ========        ========


Fixed Charges:
 Fixed Charges above                              $ 27,161        $ 24,201
 Capitalized Interest                                  857              33
                                                  --------        --------
TOTAL FIXED CHARGES                               $ 28,018        $ 24,234
                                                  ========        ========



RATIO OF EARNINGS AS ADJUSTED TO
 TOTAL FIXED CHARGES                                  7.47            5.39
                                                      ====            ====
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